Exhibit 23.1

CONSENT

Rivero, Gordimer & Company, P.A. consents to the use in the Form 8-K/A filed by Franchise Group, Inc. (formerly known as Liberty Tax, Inc.) on September 24, 2019, as it may be amended, and the Registration Statement on Form S-8 (No. 333-182585) of our independent auditors’ reports dated May 2, 2019 and May 8, 2018 relating to the consolidated financial statements of Buddy’s Newco, LLC and Subsidiaries as of and for the years ending December 31, 2018 and 2017, respectively.

/s/ Rivero, Gordimer & Company, P.A.

Tampa, Florida

September 24, 2019